July 30, 2008

Evergreen Equity Trust

200 Berkeley Street

Boston, MA 02116

Re:       Evergreen Golden Core Opportunities Fund

Ladies and Gentlemen:

Please be advised that Evergreen Investment Management Company, LLC agrees to waive fees and/or reimburse expenses in order to limit the Annual Total Fund Operating Expenses of Evergreen Golden Core Opportunities Fund to 1.50% for Class A, 2.25% for Class B, 2.25% for Class C and 1.25% for Class I, beginning as of the date of this letter and ending September 19, 2010.

Please indicate your acceptance of this letter on behalf of the Trust by signing the enclosed copy of this letter where indicated.

Sincerely yours,

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

By:___/s/ Dennis Ferro___________

                                                                                         Dennis Ferro

                                                                                         Executive Managing Director

RECEIVED AND ACKNOWLEDGED:

EVERGREEN EQUITY TRUST

By: _____/s/ Michael H. Koonce_____

            Michael H. Koonce

            Secretary